Exhibit 10.48

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

A.           The Employment Agreement (the “Agreement”) entered into as of April 25, 2005 by and between Frank P. Filipps (“Executive”) and Clayton Holdings, Inc. (formerly CMH Holdings, Inc.), a Delaware corporation (the “Company”) is hereby amended as follows:

1.            Section 5 of the Agreement is hereby amended by adding the following sentence at the end of subsection (e) thereof:

“In order to be eligible to receive the Termination Benefits, Executive must execute such release within forty-five (45) days of Executive’s receipt of such release.”

2.            The following Section 12 is hereby added immediately following Section 11:

“12.         SECTION 409A.   Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (a) six months and one day after Executive’s separation from service, or (b) Executive’s death.”

B.           Except as amended herein, the Agreement is hereby confirmed in all other respects.

IN WITNESS WHEREOF, this First Amendment is entered into this 13th day of April, 2008 by the parties hereto.

CLAYTON HOLDINGS, INC.

By:	/s/ Steven Cohen
	Name:	Steven Cohen
	Title:	SVP

By:	/s/ Frank P. Filipps
Frank P. Filipps